EXHIBIT 3.1
THIRD AMENDMENT TO THE BY-LAWS
OF
ADVANCED ENERGY INDUSTRIES, INC.
     This Third Amendment to the By-laws of Advanced Energy Industries, Inc., a Delaware corporation, is made pursuant to Article V of the corporation’s Restated Certificate of Incorporation by resolution of the Board of Directors of the corporation.
1. Subpart (b)(i) of Section 5 (Article III) of the By-Laws is replaced in its entirety with the following:
     (i) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors, shall fix.
2. Except as expressly amended hereby, the corporation’s By-Laws shall remain in full force and effect without change.
* * * * *
     The undersigned, being the duly authorized and appointed Secretary of the corporation, hereby certifies that the foregoing Third Amendment to the By-Laws of the corporation was duly adopted by the Board of Directors of the corporation at a meeting held on April 23, 2010.

/s/ Thomas O. McGimpsey
Thomas O. McGimpsey, Secretary